Exhibit 4.7

ASTRAZENECA PLC

2012 SAVINGS RELATED SHARE OPTION SCHEME

As approved by ordinary resolution of shareholders in a general meeting held on 26 April 2012 and as subsequently amended by resolution of the Remuneration Committee on 23 July 2012, 13 May 2019, and 11 December 2025

Approval extended by ordinary resolution of shareholders in a general meeting held on 29 April 2022 until the Company’s annual general meeting in 2032

HMRC Approval – 20 August 2012

HMRC Ref – SRS109109

ASTRAZENECA PLC 2012 SAVINGS RELATED SHARE OPTION SCHEME

1.	DEFINITIONS

1.1	In this Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

the Act means the Income Tax (Earnings and Pensions) Act 2003;

Associated Company means an associated company of the Company within the meaning given to those words by paragraph 47(1) of Schedule 3 and/or paragraph 35(4) of Schedule 3, as the case may be;

the Board means the board of directors of the Company or a duly authorised committee thereof;

the Bonus Date means in relation to an Option the earliest date on which a bonus is payable under the terms of the relevant Savings Contract, or would be payable but for the relevant bonus rate being zero, being:

(a)	where the Option is linked to a three year Savings Contract, the earliest date on which the bonus is payable under that Savings Contract (that is, after making 36 monthly contributions);

(b)	where the Option is linked to a five year Savings Contract, the earliest date on which the five year bonus is payable under that Savings Contract (that is, after making 60 monthly contributions).

Capital Reorganisation means any variation in the Share capital of the Company (including, without limitation, by way of capitalisation issue, rights issue, subdivision, consolidation or reduction);

the Company means ASTRAZENECA PLC (registered in England and Wales with number 2723534);

Continuous Service has the same meaning as continuous employment in the Employment Rights Act 1996;

Control has the meaning given to that word by section 719 of the Act;

the Date of Grant means the date on which an Option is granted;

Dealing Day means any day on which the New York Stock Exchange (or, if relevant and if RemCo determines, any stock exchange nominated by RemCo on which the Shares are traded) is open for the transaction of business;

DI means a depositary interest issued through CREST representing a beneficial interest in an ordinary share in the capital of the Company;

Eligible Employee means:

(a)	any individual who, at the Invitation Date:

(i)	is an employee or director of one or more Participating Companies, who in the case of a director is required under the terms of their employment to devote at least 25 hours each week (excluding meal breaks) to their duties;

(ii)	has earnings from the office or employment referred to in (i) above that meet (or would meet if there were any) the requirements set out in paragraphs 6(2)(c) and 6(2)(ca) of Schedule 3; and

(iii)	has been in Continuous Service with one or more Participating Companies for such period as the Board may determine (not exceeding five years) prior to the Grant Date; and

(b)	any other individual who, at the Invitation Date, is an employee or director of one or more Participating Companies and who is nominated by the Board (or falls within a category of individuals nominated by the Board) as eligible to participate in the Scheme in respect of any one or more grants of Options;

Employee Data Privacy Notice means the notice referring to this Scheme, made available through the Company’s intranet and/or HR system, which sets out how personal data relating to Eligible Employees and Option Holders will be processed in connection with the Scheme;

Exercise Price means the price per Share payable on the exercise of an Option as determined by the Board (subject to adjustment under rule 12) but which shall not be less than:

(a)	80 per cent. (or such other percentage as may be permitted by Schedule 3) of the average Market Value for a Share over the three consecutive Dealing Days immediately preceding the Invitation Date (rounded up to the nearest whole penny); and

(b)	in the case of any Option under which Shares may be issued, the nominal value of a Share;

Grant Period means the period of 42 days commencing on any of the following:

(a)	the date on which the extension of the Scheme is approved by shareholders in general meeting;

(b)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half year or other period;

(c)	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options; or

(d)	any day on which any change to the legislation affecting savings-related share option schemes which comply with Schedule 3 is proposed or made;

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

HMRC means Her Majesty’s Revenue & Customs;

the Invitation Date means the date on which an invitation to apply for an Option is issued;

Market Value means in relation to a Share on any day:

(a)	an amount equal to the middle market closing price of a Share (as derived from the New York Stock Exchange Listings Directory) on that day (or such other Dealing Day or Dealing Days as RemCo may decide) or, in the case of a DI, by reference to the equivalent price of a DI as derived from the Daily Official List of the London Stock Exchange plc on the trading day as close as possible to that Dealing Day. In the event that the ordinary shares cease to be traded on the New York Stock Exchange and are admitted to trading on a replacement market, references to the New York Stock Exchange shall be construed as references to the equivalent of such replacement market. In the event that DIs cease to be traded on the Main Market of the London Stock Exchange and are admitted to trading on a replacement market, references to the London Stock Exchange shall be construed as references to such replacement market; or

(b)	subject to (a) above, its market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 (ignoring for such purposes any Restriction applying to the Share) and agreed in advance with the Shares and Assets Valuation division of HMRC (or any replacement body or authority thereof), provided always that in the event that the Shares are subject to any Restriction, the market value of a Share shall be determined as though they were not subject to the Restriction;

Minimum Amount means the amount of the monthly contribution to be paid under the Savings Contract being not less than £5 or such other minimum amount as may be permitted under paragraph 25 of Schedule 3 from time to time;

Option means a right granted under the Scheme to subscribe for or purchase Shares;

Option Holder means any individual who holds a subsisting Option (including, where the context permits, the legal personal representatives of a deceased Option Holder);

Participating Company means the Company and each Subsidiary which has been nominated by the Board as a Participating Company for the purposes of the Scheme;

Restriction means in relation to a Share, any restriction within the meaning of paragraph 48(3) of Schedule 3;

Savings Contract means a contract under a certified SAYE savings arrangement, within the meaning of paragraph 24 of Schedule 3, approved by HMRC for the purpose of Schedule 3, the terms of which must be the same for each participant;

Section 409A means Section 409A of the US Internal Revenue Code of 1986, as amended;

Schedule 3 means Schedule 3 to the Act;

the Scheme means this Scheme as amended from time to time;

Share Option Scheme means any employee share option scheme established by the Company;

Shares means fully paid and irredeemable ordinary shares in the capital of the Company, which comply with the conditions in paragraphs 17 to 22 of Part 4 of Schedule 3 or, where the context requires it, an equivalent number of DIs;

Subsidiary means any subsidiary of the Company within the meaning of section 1159 of and Schedule 6 to the Companies Act 2006 over which the Company has Control;

Trustee means the trustees or trustee for the time being of any employee share trust established by the Company from time to time;

UK MAR mean the European Union Market Abuse Regulation (596/2014/EU) on market abuse as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 or any equivalent or successor legislation;

US Tax means taxation under the rules of the United States of America;

US Taxpayer means a person who is subject to US Tax.

1.2	Where the context permits the singular shall include the plural and vice versa. Headings shall be ignored in construing the Scheme.

1.3	References to:

(a)	any act of Parliament; or

(b)	any Extra-Statutory Concession published by the Board of HMRC shall include any modification, amendment or re-enactment thereof.

2.	INVITATION FOR OPTIONS

2.1            The Board may, during a Grant Period, invite all Eligible Employees to apply for Options at the Exercise Price, provided that no invitations may be made during a period when the Company is prohibited from making invitations under UK MAR, the Criminal Justice Act 1993, any dealing restrictions under the Financial Conduct Authority’s Listing Rules, or under any other statute, regulation or similar code to which the Company is subject or other share dealing code adopted by the Company from time to time.

2.2            Subject to the specific provisions contained in the Scheme, the Board may determine the form, manner and timing of invitations to apply for Options, the number of Shares in respect of which invitations are made on any date and whether the Options will be three or five year Options (or any of them, at the election of Eligible Employees). The invitation may either state the Exercise Price or (provided a mechanism exists by which the Exercise Price will be determined by the Date of Grant) invite applications by reference to amounts of monthly savings.

3.	APPLICATION FOR OPTIONS

3.1            If an Eligible Employee wishes to apply for an Option they must, within such period (which shall not be less than 14 days) after the Invitation Date as is stated in the invitation, deliver to the Company (or its appointed agent) a duly completed form of application together with a duly completed application for a Savings Contract in the form prescribed by the Board on which the Eligible Employee must have indicated the Bonus Date on which they intend to apply for repayment thereunder.

3.2            The application for an Option shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Exercise Price with the expected repayment, including any relevant bonus, under the related Savings Contract at the appropriate Bonus Date.

3.3            The Board may treat all late applications as valid provided they are received no less than two days prior to the Date of Grant.

4.	SCALING DOWN

4.1            If valid applications are received for Options over a number of Shares in excess of that which the Board has determined to make available on a particular occasion or in excess of any limitation under rule 7, the Board may scale down applications in accordance with the following successive steps (or such other method as may be determined by the Board at any time prior to the Date of Invitation) to the extent necessary to eliminate the excess:

(a)	unless paragraph 4.1(b) applies, the amount of the monthly savings contribution chosen by each applicant shall be taken as reduced pro rata to the extent necessary, but not to less than the Minimum Amount;

(b)	the amount of any monthly savings contribution chosen by an applicant which exceeds such amount as the Board shall determine (not being less than the Minimum Amount) shall be taken as reduced to such amount;

(c)	if the repayment under the Savings Contract would otherwise be taken as including a bonus, it should be taken as not including a bonus; and

(d)	applications will be selected by lot, each based on a monthly savings contribution of the Minimum Amount and the inclusion of no bonus in the repayment under the Savings Contract.

4.2            If the number of Shares available is insufficient to enable an Option based on monthly savings contributions of the Minimum Amount and the inclusion of no bonus in the repayment under the Savings Contract to be granted to each Eligible Employee making a valid application, the Board may, as an alternative to selecting by lot, determine that no Options shall be granted on that occasion.

4.3            If applications are scaled down, the monthly contributions under Savings Contracts which Eligible Employees have chosen shall, where necessary, be scaled down as appropriate.

4.4            If, in applying the scaling down provisions contained in rule 4.1, the Board considers that it would be administratively impracticable for Options to be granted within the 30 day period referred to in rule 5.1, the Board may extend that period by not more than twelve days.

5.	GRANT OF OPTIONS

5.1            The Board may, subject to any scaling down, on a single date which shall not be later than the 30th day after the earliest date by reference to which the Exercise Price was calculated, grant all (but not some of) the Options for which valid application has been made by Eligible Employees (provided that they remain Eligible Employees on the Date of Grant).

5.2            As soon as practicable after the Date of Grant, the Board shall procure the issue of an Option certificate to each Option Holder.

5.3            Options shall be granted in consideration of Eligible Employees agreeing to enter into Savings Contracts. No cash payment shall be made for the grant of an Option.

5.4            No Option shall be granted under the Scheme after the Company’s annual general meeting in 2032.

5.5            Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Option otherwise than as permitted under this rule 5.5 shall cause the Option to lapse.

5.6            At the Date of Grant of an Option, it must be stated (and subsequently recorded in the Option certificate relating to the Option in question) whether or not the Shares which may be acquired on the exercise of the Option may be subject to any Restriction and details of any such Restriction must also be stated (and subsequently recorded in the Option certificate relating to the Option in question).

5.7            No Options may be granted during a period when the Company is prohibited from granting Options under UK MAR, the Criminal Justice Act 1993, or under any other statute, regulation or similar code to which the Company is subject or other share dealing code adopted by the Company from time to time.

6.	INDIVIDUAL LIMIT

6.1            No individual shall be granted an Option if the entry into the related Savings Contract would result in the monthly contributions under that Savings Contract, when added to the sum of their monthly contributions under any other subsisting Savings Contracts and if the Board so determines from time to time, under any cancelled Savings Contracts, exceeding £500 (or such greater amount as is for the time being permitted under paragraph 25(3) of Schedule 3 and approved by the Board).

7.	SCHEME LIMITS

7.1            No Option to subscribe for Shares shall be granted if the result of that grant would be that the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

(i)	could be issued on the exercise of any other subsisting share options granted during the preceding ten years under the Scheme or any other Share Option Scheme; and

(ii)	have been issued on the exercise of any share options granted during the preceding ten years under the Scheme or any other Share Option Scheme; and

(iii)	have been issued during the preceding ten years under any profit sharing or other employee share incentive plan (not being a Share Option Scheme),

would exceed 10 per cent. of the ordinary share capital of the Company for the time being in issue.

7.2            Reference in this rule 7 to the issue of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares. Where Shares are or will be allotted or issued to the Trustee for the purpose of satisfying Options by way of a transfer of Shares by the Trustee, such Shares should be treated as issued or capable of being issued for the purpose of this rule 7.

7.3            Shares that are treasury shares held by the Company in accordance with section 724 to section 732 of the Companies Act 2006 should be treated as issued or capable of being issued for the purpose of this rule 7 for so long as such approach is recommended by institutional shareholders.

8.	EXERCISE AND LAPSE OF OPTIONS

8.1	Save as otherwise permitted under these rules, an Option may only be exercised:

(a)	during the six months following the Bonus Date relating to it; and

(b)	by an Option Holder who is, at the date of exercise, a director or employee of a Participating Company,

and, if not exercised, shall lapse at the end of the six month period following the Bonus Date.

8.2            Where an Option Holder ceases to be a director or employee of a Participating Company before the expiry of six months after the Bonus Date:

(a)	on retirement or by reason of redundancy (within the meaning of the Employment Rights Act 1996), injury or disability, or a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006, they may exercise any outstanding Options within six months of the date on which their employment ceased, failing which exercise the Options shall lapse automatically, provided that the Options may not be exercised more than six months following the relevant Bonus Date;

(b)	on:

(i)	their employing company ceasing to be under the Control of the Company; or

(ii)	the business (or part of a business) in which they are employed being transferred to a person who is neither an Associated Company nor a company over which the Company has Control which is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006,

they may exercise any outstanding Options within six months of the date on which their employment ceased, failing which exercise the Options shall lapse automatically, provided that the Options may not be exercised more than six months following the relevant Bonus Date;

(c)	for any other reason other than dismissal for gross misconduct, breach of contract or serious shortfall in performance, they may exercise any outstanding Options which were granted more than three years before the date of cessation of employment within six months of the date on which their employment ceased, failing which exercise the Options shall lapse automatically, provided that the Options may not be exercised more than six months following the relevant Bonus Date; or

(d)	in any circumstances other than those set out in rules 8.2(a), 8.2(b) and 8.2(c) and rule 8.3, their Options shall lapse automatically.

8.3            If an Option Holder dies while in service or at any time after leaving service when they hold an Option, such Options may be exercised by their personal representatives at any time within the twelve month period following:

(a)	the date of death, if such death occurred before the relevant Bonus Date; and

(b)	the Bonus Date, in the event of their death within six months after the relevant Bonus Date,

failing which exercise, the Options shall lapse automatically. For the avoidance of doubt, an Option exercisable under this rule 8.3 shall not lapse prior to the expiry of the specified twelve month period by virtue of rule 8.2 or rule 10.

8.4            For the purposes of rule 8.2, an Option Holder shall not be treated as ceasing to be a director or employee of a Participating Company until:

(a)	they cease to hold an office or employment in the Company or any company over which the Company has Control or any Associated Company;

(b)	they cease to hold an office or employment in a jointly owned company within the meaning of paragraph 46 of Schedule 3 (being a jointly owned company which is not a participating company in more than one group scheme); or

(c)	being on statutory family-related leave, the Option Holder notifies their employer of their intention not to return to work or ceases to be entitled to exercise any statutory or contractual right to return to work.

8.5            Notwithstanding rule 8.1(b), if, at the Bonus Date, an Option Holder holds an office or employment in a company which is not a Participating Company but is an Associated Company or a company over which the Company has Control, Options may be exercised within (but no later than) six months following the Bonus Date.

8.6	If, before the Option has become exercisable, the Option Holder:

(a)	gives notice, or is deemed to have given notice, under the terms of the related Savings Contract that they intend to stop paying contributions to that Savings Contract; or

(b)	makes an application for repayment of the related Savings Contract, the Option shall automatically lapse.

8.7            If an Option Holder is declared bankrupt or enters into any general composition with or for the benefit of their creditors including a voluntary arrangement under the Insolvency Act 1986, their Options shall automatically lapse.

8.8            This rule shall apply to US Taxpayers. Notwithstanding anything to the contrary contained in this Scheme: (a) if such Option is vested (within the meaning of Section 409A) in the year the Option Holder becomes a US Taxpayer, such Option shall be exercisable only within the shorter of any exercise period specified in the rules of this Scheme and the expiry of two and a half calendar months after the end of the calendar year in which the Option Holder becomes a US Taxpayer, and (b) if such Option is not vested (within the meaning of Section 409A) in the year the Option Holder becomes a US Taxpayer, such Option shall be exercisable only within the shorter of any exercise period specified in the rules of this Scheme and the expiry of two and a half calendar months after the end of the calendar year in which the substantial risk of forfeiture (within the meaning of Section 409A) lapses.

9.	METHOD AND EXTENT OF EXERCISE

9.1            An Option may only be exercised with monies as nearly as possible equal to but not exceeding the amount repaid under the related Savings Contract, including any bonus or interest as at the date of repayment. No account shall be taken of any repayment of any contribution the due date of which arises after the date of repayment, or any bonus or interest in respect of that contribution.

9.2            An Option Holder may exercise their Option on one occasion only, in whole or in part, by giving notice in writing to the Company or to such other person (including, for the avoidance of doubt, the Trustee), as the Company may direct in the prescribed form specifying the number of Shares in respect of which the Option is being exercised and enclosing payment in full of the aggregate Exercise Price of those Shares together with evidence of closure of the related Savings Contract. The date of exercise shall be the date of receipt by the Company (or such other person as the Company may direct) of the notice of exercise. If the Option is exercised in respect of some only of the Shares comprised in the Option, the Option in respect of the balance shall thereupon lapse automatically.

9.3            An Option Holder may not exercise their Option at any time when that exercise would be in breach of UK MAR, the Criminal Justice Act 1993, or any other statute, regulation or similar code to which the Company is subject or other share dealing code adopted by the Company from time to time.

10.	GENERAL OFFER FOR THE COMPANY ETC.

10.1            If any person (either alone or together with any person acting in concert with them) makes a general offer to acquire the whole of the issued ordinary share capital of the Company (other than those shares which are already owned by them and/or any person acting in concert with them), the Company shall, as soon as reasonably practicable thereafter (and prior to the date on which the offer becomes or is declared unconditional in all respects) give notice to each Option Holder of such general offer and each Option Holder may exercise their Options within the period of one month (or such longer period as the Board may permit, but not longer than six months) following the date on which the relevant person has obtained control of the Company and any condition subject to which the offer is made has been satisfied PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date. For the purposes of this rule 10.1, it does not matter if the general offer is made to different shareholders by different means.

Failing any permitted exercise, the Options shall, without prejudice to the operation of rule 11, lapse automatically (unless the Board determines otherwise) upon the expiry of the six month period PROVIDED THAT if an event as described in rule 10.2 occurs during the six month period, the period during which the Options may be exercised shall be the shorter of the periods specified under this rule 10.1 and rule 10.2 SAVE THAT the Board may, if it so determines, at the time it gives notice to each Option Holder of any general offer, notify each Option Holder that Options shall not lapse at the end of the six month period referred to above but shall instead continue to subsist at the end of the period and thereafter be subject to the rules of the Scheme in the normal way.

Compulsory Acquisition

10.2            If any person becomes bound or entitled to give a notice under section 979 to section 982 of the Companies Act 2006 to acquire Shares; each Option Holder may exercise their Options at any time during the period when that person remains so bound or entitled PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

Failing any permitted exercise the Options shall, without prejudice to the operation of rule 11, lapse automatically upon the expiry of the relevant period.

Scheme of Arrangement

10.3            If under section 899 of the Companies Act 2006 the court sanctions a compromise or arrangement applicable to or affecting either: (i) all the ordinary share capital of the Company or all the shares of the same class as the Shares subject to Options; or (ii) all of the shares, or all of the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a scheme that meets the requirements of Schedule 3, any outstanding Options may be exercised within six months of the court sanctioning the compromise or arrangement, failing which exercise the Options shall, without prejudice to the operation of rule 11 lapse automatically PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

Voluntary Winding-up

10.4            If notice is duly given of a resolution for a voluntary winding-up of the Company then an Option Holder may exercise their Options within the period of two months from the date of the resolution, failing which exercise the Options shall lapse automatically.

20 day Grace Period

10.5            This rule 10.5 shall only apply in relation to Options granted after 13 May 2019. If a relevant event within paragraph 37(6C) of Schedule 3 occurs and as a consequence of such event, the Shares to which Options relate no longer meet the requirements of Part 4 of Schedule 3, an Option Holder may only exercise their Options then held by them pursuant to rule 10.1, 10.2 or 10.3 as the case may be, within the period of 20 days commencing on the day after the day on which the relevant event occurs, failing which exercise the Options shall lapse automatically, PROVIDED THAT the Option may not be exercised later than the date falling six months after the occurrence of the relevant event within rule 10.1 or 10.3, as the case may be, or the expiry of the time period set out in rule 10.2, whichever is the first to occur.

11.	OPTION ROLLOVER

11.1	If any company (the acquiring company):

(a)	obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company; or

(ii)	a general offer to acquire all the Shares,

and for the purposes of this rule 11.1(a), it does not matter if the general offer is made to different shareholders by different means; or

(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006; or

(c)	becomes bound or entitled to acquire shares in the Company under sections 979 to 982 of that Act,

each Option Holder may at any time within:

(x)	in the case of 11.1(a), the period of 6 months beginning with the time when the acquiring company obtains control and any condition subject to which the offer is made is met;

(y)	in the case of 11.1(b), the period of 6 months beginning with the time when the court sanctions the compromise or arrangement; and

(z)	in the case of 11.1(c), the period during which the acquiring company remains bound or entitled as mentioned in that provision,

by agreement with the acquiring company release any Option which has not lapsed (the old option) in consideration of the grant to them of an option (the new option) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 18(b) or (c) of Schedule 3) (the new grantor).

11.2            The new option shall not be regarded for the purposes of rule 11.1 as equivalent to the old option unless the conditions set out in paragraph 39(4) of Schedule 3 are satisfied and, in relation to the new option, the provisions of the Scheme shall be construed as if:

(a)	the new option were an option granted under the Scheme at the same time as the old option;

(b)	references to the Company in rules 9, 10, 11, 12, 13, 14, 15, 16 and 18 were references to the new grantor provided that references to Participating Company shall continue to be construed as if references to the Company within this definition were to AstraZeneca Plc;

(c)	references to the Board in rules 9, 12, and 18 were references to the board of directors of the new grantor;

(d)	references to Shares were references to shares in the new grantor;

(e)	the Savings Contract made in connection with the old option had been made in connection with the new option; and

(f)	the Bonus Date in relation to the new option was the same as that in relation to the old option.

12.	ADJUSTMENT OF OPTIONS

In the event of any Capital Reorganisation, the Exercise Price and the number and description of Shares comprised in an Option may be adjusted in such manner as the Board may determine, provided always that:

(a)	no adjustment may be made to an Option which would result in the requirements of paragraphs 1 to 27 (inclusive) and paragraphs 29 to 49 (inclusive) of Schedule 3 not being met in relation to the Option;

(b)	any adjustment made pursuant to this rule must secure that:

(i)	the total market value of the Shares which may be acquired by the exercise of the Option is immediately after such adjustment or adjustments substantially the same as what it was immediately before the adjustment or adjustments; and

(ii)	the total price at which those Shares may be acquired is immediately after the adjustment or adjustments substantially the same as what it was immediately before the adjustment or adjustments;

(c)	except as provided in this subparagraph (c) no adjustment may have the effect of reducing the Exercise Price to less than the nominal value of a Share. Where an Option subsists over both issued or unissued Shares any such adjustment may only be made if the reduction of the Exercise Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment to the Exercise Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Board may apply such sum in paying up such amount on such Shares and so that on exercise of any Option in respect of which such reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid; and

(d)	in respect of an Option under which Shares are to be transferred, prior notification shall be given to the person holding the Shares to which the Option relates and no adjustment shall take effect without the prior approval of such person (such approval not to be unreasonably withheld).

For the purpose of this rule 12, “market value” shall have the same meaning as it has for the purposes of Part 8 of the Taxation of Chargeable Gains Act 1992 and if the Shares in question are subject to a Restriction, the market value of such Shares is to be determined as if they were not subject to such Restriction.

13.	ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS

13.1            All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Option Holder is responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

13.2            Subject to any necessary consents under Rule 13.1, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Scheme, not later than 30 days after receipt of any notice of exercise in accordance with rule 9.2, the Company shall either allot and issue or procure the transfer by the Trustee of Shares (including treasury shares held by the Company in accordance with section 724 to section 732 of the Companies Act 2006) to the Option Holder (or to their nominee). The Company or the Trustee shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Option Holder (or such nominee) a definitive share certificate or other evidence of title in respect of such Shares. Where the Shares are issued or transferred to a nominee of the Option Holder, the Option Holder shall remain the beneficial owner of the Shares.

14.	RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO OPTIONS

14.1            All Shares issued to satisfy the exercise of an Option shall rank equally in all respects with the Shares in issue at the date of allotment. They will not rank for any rights attaching to the Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to an Option Holder, including a transfer out of treasury, the Option Holder will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Option Holder will not be entitled to rights before that date.

14.2            Any Shares acquired on the exercise of Options shall be subject to the articles of association of the Company from time to time in force.

15.	AVAILABILITY OF SHARES

15.1            The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of the exercise of Options.

15.2            If and so long as the ordinary shares are admitted to listing and to trading on the New York Stock Exchange, the Company will, at its expense, make an application to the New York Stock Exchange (and any other bodies as required) for ordinary shares allotted on the exercise of any Option to be admitted to such listing and trading. If and so long as the DIs are admitted to listing by the Financial Conduct Authority and admitted to trading on the London Stock Exchange, the Company will, at its expense, make an application to the Financial Conduct Authority and the London Stock Exchange for DIs allotted on the exercise of any Option to be admitted to such listing and trading respectively.

16.	ADMINISTRATION AND AMENDMENT

The decision of the Board shall be final and binding in all matters relating to the Scheme and it may at any time discontinue the grant of further Options or amend any of the provisions of the Scheme in any way it thinks fit PROVIDED THAT:

(a)	if the Scheme is intended to continue to meet the requirements of Schedule 3, no amendment may be made which would cause the requirements of Parts 2 to 7 inclusive of Schedule 3 to cease to be met in relation to the Scheme;

(b)	except as herein provided, the Board shall not make any amendment that would materially prejudice the interests of existing Option Holders except with the prior consent or sanction of Option Holders who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Options;

(c)	no amendment to the advantage of Eligible Employees or Option Holders may be made:

(i)	to the definition of Eligible Employee in rule 1.1;

(ii)	the limitations on the number of Shares subject to the Scheme;

(iii)	the maximum entitlement for any Eligible Employee under the Scheme;

(iv)	the basis for determining an Eligible Employee’s entitlement to Shares under the Scheme;

(v)	the terms of Shares to be provided under the Scheme; and

(vi)	the adjustments to Options, under rule 12, in the event of a Capital Reorganisation,

without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Eligible Employees and Option Holders or any member of the Group; and

(d)	without prejudice to any provision of the Scheme which provides for the lapse of an Option, the Board may not cancel an Option unless the Option Holder agrees in writing to such cancellation.

17.	THIRD PARTY RIGHTS

17.1            Nothing in this Scheme confers any benefit, right or expectation on a person who is not an Option Holder. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of the Scheme. This does not affect any other right or remedy of a third party which may exist.

18.	DATA PROTECTION

18.1            Any personal data relating to an Eligible Employee and/or an Option Holder that is used in connection with the Scheme shall be processed in accordance with the Employee Data Privacy Notice as from time to time amended. A copy of the current Employee Data Privacy Notice will be available through the Company’s intranet and/or HR system.

18.2            By participating in the Scheme, any Option Holder (who is resident outside the United Kingdom and the European Union) consents (which may be withdrawn at any time) to the holding and processing of personal information provided by the Option Holder to any member of the Group, the Trustee or third party service provider, for all purposes relating to the operation of the Scheme. These include, but are not limited to:

(a)	administering and maintaining Option Holder records;

(b)	providing information to members of the Group, Trustee registrars, brokers or third party administrators of the Scheme;

(c)	providing information to future purchasers or merger partners of the Company, the Option Holder’s employing company, or the business in which the Option Holder works;

(d)	transferring information about the Option Holder to a country or territory that may not provide the same statutory protection for the information as the Option Holder’s home country.

18.3            The Option Holder is entitled, on payment of a fee (where permissible under applicable data protection laws and regulations), to a copy of the personal information held about them. If anything is inaccurate the Option Holder has the right to have it corrected.

19.	GENERAL

19.1            Any Participating Company may provide money to the Trustee or any other person to enable them to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 682 of the Companies Act 2006.

19.2            The rights and obligations of an Option Holder under the terms and conditions of their office or employment shall not be affected by their participation in the Scheme or any right they may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any company for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from their ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Option Holder's terms of employment shall be varied accordingly.

19.3            The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

19.4            Any information or notice to a person who is or will be eligible to be an Option Holder under or in connection with the Scheme may be posted, or sent by electronic means, in such manner to address as the Company considers appropriate, including publication on any intranet. Any information or notice to the Company or other duly appointed agent under or in connection with the Scheme may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Board or duly appointed agent may decide and notify Option Holders.

19.5            The Company is not required to send to Option Holders copies of any documents or notices normally sent to the holders of its Shares.

19.6            The Company, or where the Board so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of the Option Holders in respect of any transfer of Shares on the exercise of the Options.

19.7            The Company will pay the costs of introducing and administering the Scheme. The Company may ask an Option Holder’s employer to bear the costs in respect of an Option granted to that Option Holder.

19.8            Benefits under this Scheme shall not be pensionable.

19.9            These rules shall be governed by, and construed in accordance with, the laws of England.